EXHIBIT 99.A

News For Immediate Release

EL PASO NATURAL GAS ANNOUNCES PRICING OF
$355 MILLION PRIVATE PLACEMENT OF 5.95% SENIOR NOTES DUE 2017

HOUSTON, TEXAS, March 29, 2007—El Paso Natural Gas Company (EPNG), a subsidiary of El Paso Corporation (NYSE: EP), announced today that it has priced an offering of $355 million of senior notes due April 15, 2017 with a coupon of 5.95%. This offering was done in a Rule 144A and Regulation S offering with registration rights. EPNG expects closing to occur on April 4, 2007.

Upon issuance, the notes will be senior unsecured obligations of EPNG and will rank equally in right of payment with other existing and future unsecured senior indebtedness of EPNG. The notes will not be guaranteed by El Paso Corporation or any of its affiliates.

The notes will be offered to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933 and to non-U.S. persons outside the United States in accordance with Regulation S under the Securities Act. The notes have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements. This press release shall not constitute an offer to sell or a solicitation of any offer to buy such securities and is issued pursuant to Rule 135c under the Securities Act.

EPNG is a Delaware corporation incorporated in 1928 and a wholly owned subsidiary of El Paso Corporation. Its primary business consists of the interstate transportation and storage of natural gas. EPNG conducts its business activities through its natural gas pipeline systems and a storage facility.

El Paso Corporation provides natural gas and related energy products in a safe, efficient, and dependable manner. El Paso owns North America’s largest natural gas pipeline system and one of North America’s largest independent natural gas producers. For more information, visit www.elpaso.com.

Cautionary Statement Regarding Forward-Looking Statements
This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All forward-looking statements are based on assumptions that EPNG believes to be reasonable. However, actual results almost always vary from assumed facts and the differences can be material, depending upon the circumstances. As a result, you should not place undue reliance on such forward-looking statements. The words “believe,” “expect,” “estimate,” “anticipate” and similar expressions will generally identify forward-looking statements. All of EPNG 's forward-looking statements, whether written or oral, are expressly qualified by these cautionary statements and any other cautionary statements that may accompany such forward-looking statements. In addition, EPNG disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date of this release.

With this in mind, you should consider the risks discussed under the caption “Risk Factors” in the offering memorandum, EPNG’s Annual and Quarterly Reports on Forms 10-K and 10-Q and in the other documents EPNG files with the SEC from time to time, which could cause actual results to differ materially from those expressed in any forward-looking statement made by EPNG or on EPNG’s behalf.

Contact
Investor Relations
Bruce Connery, Vice President
Office: 713-420-5855

Media Relations
Bill Baerg, Manager
Office: 713-420-2906